EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made by and between Open Energy Corporation (the "Company") and Thomas D. Wolfe ("Employee") (individually, a "party" and together, the "parties"). This Agreement shall be effective once signed by all parties.

1. Position. Employee will begin employment with the Company on December 22, 2006, as Senior Vice President of Engineering and Development. Employee will report directly to the CEO of the Company. Employee's overall responsibilities shall initially include the overall management of the technical services and R&D including development and implementation of an operating plan, hiring and oversight of all personnel, and profit & loss performance of the Suncone / CSP operations. Employee's precise responsibilities and job description are subject to change at any time in the sole and absolute discretion of Company. Employee shall be based in Western Nevada County and shall not be required to relocate without his consent. Employee shall devote substantially full time and attention to the business of the Company during the term of this Agreement and shall perform all duties as may be required of Employee.

2. Term. The initial term of this Agreement will begin on December 22, 2006 and shall terminate on December 21, 2007 unless sooner terminated ("Initial Term"). If employment continues beyond the Initial Term, Employee will be employed on an at-will basis. In other words, if employment continues beyond the Initial Term, the Company and the Employee may terminate employment at any time, for any reason, without cause. In addition, if employment continues beyond the Initial Term, the Company retains the right to transfer, demote, suspend or administer discipline with or without cause and with or without notice, at any time. This is the entire understanding with regard to the at-will relationship. The at-will nature of the employment relationship may only be modified in a writing signed by Employee and the Company's President.

3. Compensation. Employee's compensation shall consist of an annual salary, discretionary bonuses, benefits, and stock grants.

3.1 Annual Salary. The Company shall pay to Employee a base salary of $165,000. As with all compensation, the salary will be subject to standard employment and income tax withholding taxes.

3.2 Bonuses. The Company may, in its sole and absolute discretion, pay Employee a bonus payment as may be determined by the Board of Directors. The fact and the amount of the bonus will be in the Company's sole and absolute discretion and based upon the Company's performance as well as whether Employee meets performance objectives as defined at the beginning of each year.

3.3 Stock Option Grant. The Company hereby agrees to provide the Employee with options for shares (the "Stock Option Grant") of the Company's common stock

("Common Stock"), under the Company's 2006 Equity Incentive Plan (the "Plan"), which options shall vest incrementally to Employee in accordance with Exhibit A and the provisions of the Plan .

3.4 Benefits. Employee shall be eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company, as such benefits may be determined, changed, or rescinded from time to time by the Company's Board of Directors. In addition, Company shall pay for Employee's spouse and dependent coverage under the healthcare benefits package provided for employee.

3.5 Expenses. The Company shall reimburse Employee for any and all expenses reasonably incurred by the Employee incurred in the course and scope of Employee's duties and which are substantiated in accordance with Company's reasonable policies and procedures.

4. Termination.

4.1 By the Company for Cause.

4.1.1 Definition of for Cause. Company may terminate Employee's employment immediately at any time for Cause. In this Agreement, the term "Cause" means: (A) the commission of an act or omission which would constitute a felony; (B) negligence or malfeasance; (C) breach of fiduciary duties to Company, (D) neglect of duties or (E) any other action or omission which could reasonably be expected to adversely affect the Company's business, financial condition, prospect or reputation or the Employee's performance of his duties.

4.1.2 Effect of Termination for Cause. If Employee is terminated for Cause, this Agreement shall immediately and without notice terminate on the date of termination of employment and Employee shall be entitled to receive only the Base Salary then in effect, through the date of termination. All other obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Any failure of the Company to exercise its right to terminate the employment of Employee as a result of the existence of any Cause shall not constitute or be construed as a waiver of its right to terminate such employment and this Agreement for such Cause or for another Cause.

4.2 Death or Disability of Employee. This Agreement shall terminate automatically in the event of the death or Disability of Employee. Employee (or Employee's heirs) shall be entitled to receive only the Base Salary then in effect through the date of termination. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. As used herein, the term "Disability" shall mean Employee's inability to perform the essential functions of the position, with or without reasonable accommodation, as a result of a mental or physical disability or where the reasonable accommodation would result in undue hardship to the Company. In the event of a Disability, the termination date will be the date on which the Board of Directors, makes such a determination.

4.3 Termination Without Cause. The Company may in its sole and absolute discretion terminate Employee's employment without cause and at any time, immediately upon delivery of written notice to Employee. If the Company terminates Employee's employment without cause during the Initial Term, the Company agrees to pay Employee an amount equal to the Base Salary on the regularly scheduled pay periods following the date of termination through the end of the Initial Term. If the Company terminates employee's employment after the end of the Initial Term, the Company shall only be required to pay Employee base salary through the date of termination.

4.4 Employee's Right to Terminate. During the Initial Term, Employee may terminate this Agreement for any reason upon 60 days written notice by Employee to the Company. Upon receiving notice of termination, the Company may elect to accelerate the effective date of termination, provided that Employee shall be paid the base salary through the end of such sixty (60) day notice period or the end of the term of this Agreement, whichever comes first. After the Initial Term, Employee may terminate this Agreement at any time, with or without notice.

4.5 Termination Following a Change in Control. During the Initial Term, in the event Employee is terminated without cause by the Company within twelve (12) months following a "Change in Control" of the Company (as generally defined in the Company's 2006 Equity Incentive Plan), Employee will be entitled to receive the product of 1.5 times annual base salary and most recently paid regular annual bonus in a cash lump sum within five (5) days of termination. Under these circumstances, Employee's stock options will also become one hundred percent (100%) vested. In addition, Employee's current health care benefits will continue until the earlier of (i) twelve (12) months following termination of employment or (ii) until Employee becomes eligible for comparable benefits at another employer.

5. Nondisclosure of Confidential Information. The protection of confidential information is essential to the Company. To protect such information, Employee shall not, during the term of this Agreement and for five years after termination, impart to anyone or use any confidential information or trade secrets Employee may acquire in the performance of Employee's duties, except as required by law.

6. No Solicitation. Employee agrees that during Employee's employment and for a one year period after the termination of said employment, Employee will not solicit for hire any current employees of the Company.

7. Assignment of Inventions. Employee agrees that all inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by Employee for the Company, or (c) relate to the Company's business or current or anticipated research and development (collectively "Inventions"), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

8. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention, as defined in Section 7; and (b) any and all "Moral Rights" (as defined below) that Employee may have in or with respect to any Invention, as defined in Section 7. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Invention, as defined in Section 7, even after termination of employment behalf of the Company. "Moral Rights" mean any rights to claim authorship of an invention to object to or prevent the modification of any Invention, as defined in Section 7, or to withdraw from circulation or control the publication or distribution of any Invention, as defined in Section 7, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

9. Work for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of employment are "works for hire" under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

10. Labor Code 2870 Notice. I have been notified and understand that the provisions of sections 7, 8, and 9 of this Agreement do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER'S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER'S BUSINESS, OR ACTUALLY OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

11. Human Resources Policy and Procedures. Employee agrees to review and abide by personnel policies as well as any Employee Handbook issued by Company. Employee understands that Company has the right to modify or rescind any policies and procedures for any reason and without notice, except the policy regarding at-will employment.

12. General Provisions.

12.1 Governing Law and Forum. This Agreement shall be governed in accordance with the laws of the State of California. Any disputes arising out of Employee's employment or this Agreement shall be brought in San Diego County, California.

12.2 Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

12.3 Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement, and supersedes any and all prior agreements, arrangements, communications, understandings, documents or rules, either oral or in writing, between the parties for the employment of Employee, and contain all of the covenants and agreements between the parties for such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied in this Agreement. Any modification of this Agreement will be effective only if in writing signed by Employee and Company's President.

Dated:______________________ Company

By:______________________

Its: President

Dated: 12-21-2006 [signature]

Employee

12. General Provisions.

12.1 Governing Law and Forum. This Agreement shall be governed in accordance with the laws of the State of California. Any disputes arising out of Employee's employment or this Agreement shall be brought in San Diego County, California.

12.2 Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

12.3 Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement, and supersedes any and all prior agreements, arrangements, communications, understandings, documents or rules, either oral or in writing, between the parties for the employment of Employee, and contain all of the covenants and agreements between the parties for such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied in this Agreement. Any modification of this Agreement will be effective only if in writing signed by Employee and Company's President.

Dated: 12·21·C C

Company

By: [signature]

Its: President

Dated: ____________________

____
Employee

EXHIBIT A-1

OPEN ENERGY CORPORATION
2006 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

Grant Number 06-38

Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Open Energy Corporation 2006 Equity Incentive Plan (the "Plan").

- NOTICE OF STOCK OPTION GRANT

You have been granted an option to purchase common stock of Open Energy Corporation (the "Company), subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Name of Optionee:	Thomas D. Wolfe
Total Number of Shares Granted:	**747,193**
Type of Option:	☐ Nonstatutory Stock Option
	☑ Incentive Stock Option
Exercise Price per Share:	$0.39 per share
Grant Date:	December 22, 2006
Vesting Commencement Date:	The earlier of (1) the approval of the Plan by the shareholders of the Company, or (2) December 1, 2007.
Vesting Schedule:	This option may be exercised, in whole or in part, in accordance with the following schedule: 447,193 of the Shares subject to the option are immediately vested plus an additional 25,000 Shares for each calendar quarter elapsed from January 1, 2007 shall vest on the Vesting Commencement Date, and 25,000 Shares shall vest on the last day of each calendar quarter thereafter, with all remaining unvested Shares vesting on December 31, 2009. All vesting is subject to the optionee continuing to be a Service Provider on such dates.
Termination Period:	This option may be exercised for three months after the Optionee's Termination Date, except that if the Optionee's Termination of Service is for Cause, this option shall terminate on the tenth calendar day

	following the Termination Date. Upon the death or Disability of the Optionee, this option may be exercised for 12 months after the Optionee's Termination Date. Special termination periods are set forth in Sections 2.3(B), 2.9, and 2.10 below. In no event may this option be exercised later than the Term of Award/Expiration Date provided below.
Term of Award/Expiration Date:	Ten (10) years from Grant Date.

EXHIBIT A-2

OPEN ENERGY CORPORATION
2006 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

Grant Number 06-39

Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Open Energy Corporation 2006 Equity Incentive Plan (the "Plan").

- NOTICE OF STOCK OPTION GRANT

You have been granted an option to purchase common stock of Open Energy Corporation (the "Company), subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Name of Optionee:	Thomas D. Wolfe
Total Number of Shares Granted:	200,000
Type of Option:	☐ Nonstatutory Stock Option
	☑ Incentive Stock Option
Exercise Price per Share:	$0.39
Grant Date:	December 22, 2006
Vesting Commencement Date:	The earlier of (1) the approval of the Plan by the shareholders of the Company, or (2) December 1, 2007.
Vesting Schedule:	This option may be exercised, in whole or in part, in accordance with the following schedule: Up to 16,666 Shares for the period ending March 31, 2007 and up to 16,666 Shares each calendar quarter elapsed from April 1, 2007 shall vest on the Vesting Commencement Date, and up to 16,666 Shares shall vest on the last day of each calendar quarter thereafter, in each case, subject to the Optionee's performance, as measured against the performance goals and objectives established by the Company. All vesting is subject to optionee continuing to be a Service Provider on such dates.
Termination Period:	This option may be exercised for three months after the Optionee's Termination Date, except that if the Optionee's Termination of Service is for Cause, this

	option shall terminate on the tenth calendar day following the Termination Date. Upon the death or Disability of the Optionee, this option may be exercised for 12 months after the Optionee's Termination Date. Special termination periods are set forth in Sections 2.3(B), 2.9, and 2.10 below. In no event may this option be exercised later than the Term of Award/Expiration Date provided below.
Term of Award/Expiration Date:	Ten (10) years from Grant Date.